Exhibit 10.4

Compensation for Named Executive Officers
for fiscal 2010

Name	Principal Position	Annual Base Salary	Annual Cash Bonus
C. Larry Pope	President and Chief Executive Officer	$ 1,100,000	(1)
Robert W. Manly, IV	Executive Vice President and Chief Financial Officer	$ 600,000	(2)
Carey J. Dubois (3)	Vice President, Finance	$ 325,000	(4)
George H. Richter	President and Chief Operating Officer, Pork Group	$ 800,000	(5)
Joseph B. Sebring	President of John Morrell	$ 700,000	(6)
James C. Sbarro	President of Farmland Foods	$ 500,000	(7)
_________

(1)         The bonus formula for Mr. Pope is:
•     0% of the first $100 million of Company net income before deduction for income taxes and incentive payments to key employees (“net profits”),
•     1.5% of Company net profits in excess of $100 million and less than $400 million, and
•     2% of Company net profits in excess of $400 million.

(2)         The bonus formula for Mr. Manly is:
•     0% of the first $100 million of Company net profits,
•     0.5% of Company net profits in excess of $100 million and less than $400 million, and
•     0.75% of Company net profits in excess of $400 million.

(3)         Mr. Dubois became Vice President, Finance on July 1, 2008.  He served as Vice President and ChiefFinancial Officer from July 1, 2007 to June 30, 2008

(4)         Mr. Dubois is eligible to receive a discretionary bonus.

(5)         The bonus formula for Mr. Richter is:
•     0% of the first $100 million of net profits of the Company’s Pork Group,
•     0.5% of Pork Group net profits in excess of $100 million and less than $400 million, and
•     1.25% of Pork Group net profits in excess of $400 million.

(6)         The bonus formula for Mr. Sebring is:
•     0% of the first $100 million of Pork Group net profts,
•     0.25% of Pork Group net profits in excess of $100 million and less than $400 million, and
•     0.625% of the Pork Group net profits in excess of $400 million.

(7)         The bonus formula for Mr. Sbarro is:
•     0% of the first $100 million of Pork Group net profits,
•     0.25% of Pork Group net profits in excess of $100 million and less than $400 million, and
•     0.625% of the Pork Group net profits in excess of $400 million.

In addition, effective July 6, 2009, the Compensation Committee awarded stock options and/or performance share units to certain executive officers, including the following six named executive officers, under the Company’s 2008 Incentive Compensation Plan (the “2008 Plan”).

Named Executive Officer	Title	Option Awards(1)	PSU Awards(2)

C. Larry Pope	President and CEO	100,000	300,000
Robert W. Manly, IV	EVP and CFO	33,000	100,000
Carey J. Dubois	VP, Finance	5,000	--
George H. Richter	President and COO, Pork Group	50,000	--
Joseph B. Sebring	President of John Morrell	15,000	--
James C. Sbarro	President of Farmland Foods	15,000	--

(1)
All options were granted effective July 6, 2009 pursuant to the 2008 Plan and have a seven-year term and vest ratably over three years. The exercise price for these options is $13.30 which was the closing share price on the date of grant.  All options are immediately exercisable upon a Qualifying Change of Control (as defined in the 2008 Plan).

(2)
All performance share unit awards were granted effective July 6, 2009 pursuant to the 2008 Plan.  For any performance share units to vest, the Company must achieve Profits Before Tax (as such term is defined in the grant letter) of at least $100 million in any one of the Company’s 2010, 2011 or 2012 fiscal years (the “Performance Target”).  If the Performance Target is met, the performance share units vest ratably over a three-year period from the date of grant.  All performance share units fully vest upon a Qualifying Change of Control (as defined in the 2008 Plan).

In addition, the Compensation Committee approved a one-time performance-based award for the Company’s chief executive officer, C. Larry Pope, under the 2008 Plan related to our previously announced Pork Group restructuring.  Under the award, Mr. Pope will receive a one-time cash payment of $1.5 million upon the Compensation Committee’s certification that all of the following conditions have been fulfilled:

•
as of any date on or after the last day of the third quarter of fiscal 2010 through and including the end of fiscal 2010, the Company achieves operating efficiencies in the Pork Group determined as an annualized projected cost savings run rate of $90 million compared to the annualized Pork Group cost run rate on May 3, 2009;

•	the successful closure and rationalization of six specified meat processing plants by March 15, 2010; and
•	not more than an aggregate of $60 million in capital expenditures is incurred to carry out the plant consolidations contemplated by the Pork Group restructuring.

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